Exhibit 10.5


             Summary of Executive Officer Compensation


      The Company's Board of Directors meets periodically during the course of the year to consider compensation programs for executive officers and senior managers of the Company. The following are the base salaries for the Company's Chief Executive Officer and its other five most highly compensated officers as of December 1, 2005.

Executive Officer                Position              2005 Base Salary

Jerry D. Cash           Chief Executive Officer           $400,000
David E. Grose          Chief Financial Officer           $275,000
Bree M. Stewart         Executive VP Land                 $80,000
Richard A. Marlin       Chief Operating Officer           $132,000
Walter Yuras            Executive VP Geology              $159,600